Filed Pursuant To Rule 433

Registration No. 333-275079

December 5, 2023

X/Twitter Retweet:

Live Address: https://twitter.com/LastCallCNBC/status/1731832129279963593

Text: “I am optimistic that we will get one,” says @Grayscale CEO @Sonnenshein about a Grayscale $BTC ETF. “It remains a matter of when, not a matter of if.” $GBTC

Link: https://cnb.cx/3RbU3Q4

Media:

Clip Transcript:

Brian Sullivan

Do you know anybody that would like to have a Bitcoin ETF?

Michael Sonnenshein

Well, as you know.

Brian Sullivan

The Grayscale Bitcoin Trust, there was an article in CNBC Pro today that people that were cited said they were very optimistic that a Bitcoin ETF would be approved in early 2024 whatever you know, I know you can't say it or confirm anything. I get that it's all very legalese. But are you optimistic we will get one?

Michael Sonnenshein

I am optimistic that we will get one. As you know, we want.

Brian Sullivan

But you've been optimistic for a few years.

Michael Sonnenshein

Well, because we've been working on it for years. And that's our number one priority. Right? We won our court case against the SEC this summer. We've continued to have really positive, really constructive engagement with the SEC. And it remains a matter of when, not a matter of if. And we.

Brian Sullivan

You're that confident the when, not the if.

Michael Sonnenshein

I am that confident. We have investors in all 50 states. Grayscale Bitcoin trust is the largest bitcoin investment vehicle in the world. It's been around for ten years. Investors have been very patiently waiting for this day to come.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.